Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications (337) 232-7028, www.petroquest.com
PETROQUEST ENERGY PROVIDES UPDATES ON BORROWING BASE
REDETERMINATION, OPERATIONS AND HEDGING
LAFAYETTE, LA — April 11, 2011 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company’s bank group has completed its semi-annual re-determination of its borrowing base under its credit facility. As a result, the Company’s $100 million borrowing base has been reaffirmed. The Company currently has no borrowings outstanding on its revolving credit facility and is in compliance with the financial covenants under the credit facility. The next re-determination of the borrowing base is scheduled to occur before September 30, 2011.
Operations Update
The Company completed three operated horizontal wells in the Woodford Shale during the first quarter of 2011. The following is a detailed summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	24 Hour Gross Rate (Mcf/d)
PQ 44	36%	2/24/2011	4,220	2,481
PQ 45	41%	2/28/2011	5,026	3,700
PQ 46	33%	3/31/2011	4,906	8,531
As previously noted, Woodford wells that exhibit a lower initial gas production rate have demonstrated a shallower decline curve. The average 30 day rates for PQ44 and PQ45 above were 91% and 96%, respectively, of their 24 hour gross production rate. In addition to the above completions, the Company is currently completing its forty-eighth Woodford operated horizontal well and has reached or is nearing total depth on four additional Woodford operated wells scheduled to be completed during May. The Company has three operated rigs working in the trend and expects to drill approximately 30 gross wells during 2011.
In the Gulf Coast Basin, the Company’s Craft Farms prospect located in Terrebonne Parish, Louisiana recently reached total depth and has encountered approximately 33 net feet of pay in the primary objective. The Company has an approximate 41% net revenue interest in the well and expects first production in late May 2011. The Company’s La Cantera prospect is currently drilling and is expected to reach total depth during the third quarter. The Company has a 23% working interest in this well. In addition, the Company’s first well in its multi-well Ship Shoal 72 sidetrack drilling program targeting oil is expected to spud in June.
In the Niobrara, the Company is currently participating in the non-operated Hester #3 well (WI-25%) and expects to reach total depth in approximately three weeks. In addition, the Company is currently participating in a well (WI-12.5%) with SM Energy Company and expects to reach total depth in approximately two weeks.

In East Texas, the Company expects to commence completions operations on its second non-operated horizontal Cotton Valley well (WI-26%) this week. Additionally, the Company recently spud its first operated horizontal Cotton Valley well (WI-50%) and is currently participating in its first Chevron operated horizontal Cotton Valley well (WI-50%).
In South Texas, the Company recently spud its first operated Eagle Ford Shale well (WI-50%) in Dimmit County and expects to reach total depth in approximately two weeks. In addition, the Company has finalized the drilling locations for its next two operated Eagle Ford wells in LaSalle County. The Company expects to commence drilling on its second operated Eagle Ford well (WI-50%) in May of 2011.
Hedging Update
The Company recently initiated the following commodity hedging transactions:

	Instrument
Production Period	Type	Daily Volumes	Price

Oil:
Apr - Dec 2011	Costless Collar	250 Bbls	$100.00 - $105.46

Gas:
May - Dec 2011	Swap	10,000 Mmbtu	$4.52
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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